EXHIBIT 99.1

Mueller Water Products

Third Quarter 2008

Conference Call Script

Martie Zakas, Introduction and Safe Harbor Statement

Good morning, everyone, and thank you for joining us today as we discuss Mueller Water Products’ results for the 2008 third quarter. We issued our press release reporting earnings for the three months ended June 30, 2008 yesterday afternoon, and a copy of it is available on our Web site. Slides related to this morning’s call are also available on the Web site to help illustrate the quarter’s results. In addition, we will be filing a copy of this morning’s call’s prepared remarks on Form 8-K.

Mueller Water Products had 115.4 million shares outstanding as of June 30, 2008, which is comprised of 85.8 million Series B shares and 29.6 million Series A shares, which are both traded on the New York Stock Exchange.

With us on the call this morning are Greg Hyland, our chairman, president and CEO, and Evan Hart, our CFO.

In our press release and on this call, we reference certain non-GAAP financial measures, which are derived from GAAP financial measures. These non-GAAP measures are provided because they are used as a standard metric by the financial community. We believe these measures will assist in assessing the Company’s underlying performance for the periods being reported. There are limitations to these non-GAAP measures, and reconciliations between GAAP and non-GAAP financial measures are included in the supplemental information within our earnings release.

On today’s call we will make forward-looking statements in accordance with the Safe Harbor Provision of the Securities Litigation Reform Act of 1995. Remarks containing words such as “expect,” “believe,” “anticipate” and “project” constitute forward-looking statements. They are not guarantees, and such statements involve risks and uncertainties that could cause actual results to differ materially from these statements. Please see our Form 10-K for the fiscal year ended September 30, 2007, as supplemented by our quarterly reports on Form 10-Q, for a discussion of these risks.

This morning’s call is being recorded and webcast live on the Internet. The archived webcast, along with the corresponding slides we are presenting this morning, will be available in the investor relations section of our Web site, www.muellerwaterproducts.com, for at least 90 days after the presentation.

After the prepared remarks, we will open the call to questions from our dial-in participants.

I’ll now turn the call over to Greg.

Greg Hyland:

Thank you Martie, and good morning everyone.

We appreciate you joining us this morning as we discuss our results for the third quarter of fiscal 2008. I’ll begin today with a brief overview of the quarter. Evan Hart will then follow up with a detailed financial report, after which I’ll update you on key drivers influencing our business, our outlook for the fourth quarter and our strategy. We will then open the call up for your questions.

Net sales for the 2008 third quarter increased 5.2% to $528.5 million. Income from operations was $53.6 million and net income was $20.3 million, or $0.18 per diluted share. The operating income margin was 10.1% and adjusted EBITDA margin was 14.5% for the quarter.

During the third quarter, we were encouraged by some of what we saw. Notably, steps we have taken resulted in several positives in the quarter. We began to realize the results of our recently announced price increases. We continued to benefit from our aggressive cost reduction actions. And we enhanced free cash flow through our various working capital initiatives. Overall, we were pleased with our third quarter results, but we remain cautious about the near-term economic environment given the increasing cost of raw materials and the weak residential construction market. I’ll discuss both of these issues later in the call.

We also experienced a modest increase in year-over-year shipment volumes for the Company as a whole. This is the first quarter in the last six quarters in which shipment volumes have not declined on a year-over-year basis. We believe two primary factors may have contributed to this quarter’s shipments: lower distributor inventory levels and announced price increases. As we discussed on our last conference call, we believe that distributors may have more tightly managed their inventory levels during our second quarter. In our third quarter, we entered the construction season and saw an influx of orders in April which could have been due to lower inventory levels maintained by our distributors. Additionally during the quarter, distributors may have placed orders in advance of the effective dates of the announced price increases for ductile iron pipe, valves, hydrants, brass service products, and Anvil products.

We also saw the continued benefit of the cost reduction and savings initiatives that we have been implementing for the past 24 months.

Cash flow remains strong. Net debt declined $130.2 million, or 12%, to $954.8 million at June 30, 2008 compared to $1 billion $85 million at June 30, 2007.

I’ll now turn the call over to Evan Hart who will discuss our financial results for the third quarter in more detail.

Evan Hart – Financial Summary

Thanks, Greg. I’ll start by reviewing the consolidated results and then discuss segment performance.

Consolidated net sales of $528.5 million in the 2008 third quarter increased $26.0 million year-over-year due to $17.6 million of higher pricing across all business segments, volume increases at both U.S. Pipe and Anvil and a $5.7 million favorable impact of Canadian currency exchange rates.

Gross profit was $123.4 million in the 2008 third quarter, an increase of $3.9 million, compared to $119.5 million in the 2007 third quarter. Gross margin was 23.3% compared to 23.8% in the prior year period. Sales price increases of $17.6 million offset higher costs of raw materials and purchased components of $17.6 million. The increase in gross profit was principally due to cost reductions of $11.5 million and other savings, which more than offset $9.5 million of under-absorbed overhead resulting from lower production levels.

Income from operations was $53.6 million, compared to $57.4 million in the 2007 third quarter.

Third quarter 2008 operating income and adjusted EBITDA margins of 10.1% and 14.5%, respectively, compare with the 2007 third quarter margins of 11.4% and 16.6%, respectively. The margin declines were principally from under-absorbed overhead, higher selling, general and administrative expenses, and higher raw material costs, partially offset by cost savings. Higher pricing only offset the dollar increase in raw materials which resulted in lower margins.

Selling, general, and administrative expenses were $69.6 million in the 2008 third quarter, compared with $62.1 million in the 2007 third quarter. The year-over-year increase is largely attributable to higher sales commissions and distribution costs of $2.9 million and severance and other increased employee-related costs of $1.3 million. Also, the 2007 third quarter included a positive adjustment of $1.5 million primarily for employee medical cost trends.

Interest expense, net of interest income, declined $5.8 million to $17.5 million in the 2008 third quarter compared to $23.3 million in the 2007 third quarter. Gross interest expense totaled $18.4 million in the 2008 quarter compared with $23.9 million in the prior year quarter. Interest expense in the prior year third quarter included a $1.7 million charge related to an interest rate swap adjustment. Gross and net interest expense were down year-over-year due to lower interest rates and lower average net debt outstanding.

Our effective tax rate was 43.8% in the 2008 third quarter, compared with 43.5% in the 2007 third quarter. During the quarter, we had a discrete net adjustment of approximately $1.0 million, which increased the provision for income taxes. The largest component resulted from a true-up of a consolidated tax return filed by Walter Industries for periods prior to the spin-off of Mueller Water Products in December 2006.

As we look forward to the full year, we currently expect the effective tax rate to be 42% to 43%, including these items.

Net income per diluted share was $0.18 in the 2008 third quarter. This compares with $0.17 in the 2007 third quarter when adjusted to exclude the loss on early extinguishment of debt of $0.18 per share.

I’ll now move on to segment performance.

Net sales for the Mueller Co. segment were $203.0 million in the 2008 third quarter, compared to $203.1 million in the prior year quarter. Net sales were essentially flat as sales price increases of $4.8 million and the $2.4 million favorable impact of Canadian currency exchange rates basically offset lower volumes of $7.3 million. Unit shipment volumes of iron gate valves declined 1%, hydrants declined 8%, and brass service products declined 32% in the quarter, primarily due to the soft market associated with the continued downturn in residential construction.

Income from operations of $40.4 million and EBITDA of $52.7 million in the 2008 third quarter compare to income from operations of $41.5 million and EBITDA of $54.7 million in the 2007 third quarter. Higher costs of raw materials and purchased components of $5.3 million were partially offset by sales price increases of $4.8 million. Volume declines reduced profits by approximately $2.8 million. Cost reductions of $3.2 million, the favorable impact of Canadian currency exchange rates and other net savings more than offset the negative impact of under-absorbed overhead and increased SG&A.

Net sales in the U.S. Pipe segment of $167.7 million in the 2008 third quarter increased from $153.3 million in the prior year quarter. The increase was due to higher sales prices of $8.0 million and higher shipment volumes of $6.4 million.

In the 2008 third quarter, income from operations was $2.9 million and adjusted EBITDA was $8.5 million. These results compare to income from operations of $8.9 million and EBITDA of $15.2 million in the 2007 third quarter. The 2008 third quarter operating income was negatively impacted by $12.2 million of higher raw material costs, partially offset by sales price increases of $8.0 million. Cost reductions of $4.9 million realized during the quarter and higher shipment volumes of $2.0 million partially offset the negative impact of under-absorbed overhead of $4.5 million, $1.4 million of start-up costs associated with the new ductile iron pipe manufacturing facility, and a $3.4 million provision for warranty-related expenditures.

Net sales in the Anvil segment increased 8% to $157.8 million in the 2008 third quarter, compared to $146.1 million in the prior year quarter. The net sales increase was driven by sales price increases of $4.8 million, increased volume of $3.6 million and the favorable impact of Canadian currency exchange rates of $3.3 million.

Both income from operations of $21.9 million and EBITDA of $26.9 million in the 2008 third quarter increased over 2007 third quarter income from operations and EBITDA, which were $17.4 million and $23.2 million, respectively. The increase in the 2008 third quarter operating income was primarily driven by sales price increases of $4.8 million, higher shipment volumes of $1.1 million and cost reductions, which were partially offset by under-absorbed overhead, higher selling commissions, and ongoing administrative expenses largely associated with the separation of Anvil’s manufacturing and distribution operations in Canada.

On a fiscal year-to-date basis, free cash flow, which is cash provided by operating activities less capital expenditures, amounted to $45.1 million in 2008. This is comparable to free cash flow for year-to-date fiscal 2007 excluding the impact of debt refinancing.

Earlier in the call, Greg mentioned a 12% decrease in net debt over the past 12 months. At June 30, 2008, net debt totaled $954.8 million, which is total debt of $1 billion, $96.7 million less cash on hand of $141.9 million. Total debt at June 30, 2008 was comprised of our $425 million senior subordinated notes at a fixed rate of 7 3/8%; $141.6 million of Term A debt currently at LIBOR + 150 basis points; $528.1 million of Term B debt, at LIBOR + 175 basis points; and $2.0 million of capital leases.

During the quarter, we took advantage of the current low interest rate environment to swap portions of our variable LIBOR based debt into fixed LIBOR rates. As a result, 82% of total debt outstanding is now fixed rate and 18% is variable rate.

Our fixed rate debt is currently comprised of the $425 million senior subordinated notes and $475 million of term debt. During June, we entered into additional interest rate swap agreements that converted floating rate debt to fixed rate debt. As a result of the new interest rate swaps, at least 70% of our total debt will bear interest at fixed rates through May 2012. The estimated average all-in fixed rate on the swapped portion of term debt is currently 6.1% and is expected to remain under 6.8% until the final swap agreements mature in fiscal 2012.

Our scheduled principal repayments are minimal over the next three fiscal years, with $8.8 million due in fiscal 2009 and $19.5 million due in each of fiscal 2010 and 2011. Our first significant debt repayments of $115.1 million are not scheduled until fiscal 2012 when our Term A debt matures.

We are well within our maintenance debt covenants. Our leverage ratio, which is net debt to EBITDA, was 3.5x at June 30, 2008, well below the current maximum leverage ratio of 5.25x. This maximum leverage ratio gradually scales down to 4.5x in fiscal 2011. Our only other maintenance covenant is interest coverage which was 3.7x at June 30, 2008, well above the minimum interest coverage of 2.5x.

We will continue to manage our capital structure and we believe that we will have sufficient liquidity through cash on hand, future free cash flow generation and availability under our credit facility to meet our foreseeable needs.

With that, I’ll turn the call back over to Greg.

Greg Hyland – Final Remarks

Thanks, Evan.

As I said in my introduction, we have begun to realize higher pricing across most of our products in connection with the price increases we have implemented since January 2008. For example, we have realized a cumulative price increase of about 24% on ductile iron pipe since the second quarter. Most of the price increases were realized later in the quarter, with more than half of the increase reflected in our July backlog.

Within Mueller Co., the average cumulative sales price increases in our July backlog were between 12% and 14% for valves and hydrants, and the sale price increase was 9% for brass service products. Most of these price increases are reflected in our July backlog.

During the third quarter, sales price increases just covered our higher raw material costs for the company as a whole. However, within U.S. Pipe and Mueller Co. we did not cover the higher cost of raw materials with the price increases realized as of June 30th.

For U.S. Pipe, even with the price increases we have implemented to date, we do not expect to cover the higher raw material cost of sales in the fourth quarter. As you know scrap steel is the largest component of U.S. Pipe’s cost of sales. We anticipate that the cost per ton of scrap that will flow through U.S. Pipe’s income statement in the fourth quarter will be up over 60% from the second quarter. Now, total raw material costs through the first nine months of fiscal 2008 are approximately 47% of U.S. Pipe’s cost of sales, versus 33% in fiscal 2007.

We have just announced another 10.5% price increase for ductile iron pipe that will be effective August 18th. We do not expect to realize any of the benefits of this price increase until our first quarter 2009. This price increase is needed to ensure that we at least cover higher raw material costs in fiscal 2009. This of course depends on both the price realization that we achieve in the marketplace as well as the ongoing cost of scrap steel.

Within Mueller Co., we believe that the price increases implemented to date should at least cover our higher raw material costs in the fourth quarter and could contribute to profits.

Anvil price increases more than covered higher raw material costs for the third quarter, and we expect this to continue in the fourth quarter. The increased raw material costs for Anvil’s recent purchases remain in inventory because of the pace of inventory turns in this segment. Anvil’s cost of sales should begin to reflect these escalated raw material costs in the first quarter of fiscal 2009 as this inventory is shipped.

Other drivers that could impact fourth quarter net sales include residential construction, distributors’ buying patterns, and municipal spending.

Housing starts were down 30.6% for third quarter 2008 versus the prior year period. The extent and length of the downturn is still uncertain, as is the timing of the eventual recovery of the market. During the last three months, the most recent consensus Blue Chip Economic Indicators forecast on housing starts for 2008 dropped again from 980,000 units to 960,000 units.

In looking at our shipments and order trends, we believe we are seeing some growth in municipal spending. It is hard, however, to assess if the general uncertainty of the economy will affect municipal spending in the near term. We should note that, compared to prior year periods, ductile iron pipe quotations for public works in terms of tons were down for the quarter and are down 4% year-to-date. However, we remain confident that the need exists and the long-term prospects for water infrastructure investment by municipalities remain encouraging.

As we said earlier, we believe distributors placed orders in the third quarter in advance of the effective date of price increases. Fourth quarter volume is expected to be impacted by the decline in residential construction and by this pull forward of shipments into the third quarter for both U.S. Pipe and Mueller Co.

We expect the net effect of lower residential construction, municipal spending levels and distributors’ buying patterns to result in a decline in fourth quarter volume, both on a sequential and year-over-year basis.

As we previously discussed, revenues remain strong for our Anvil business. Although there is some question about future level of activity in the commercial construction sector, based on where demand for our products falls in the construction cycle, our outlook for this segment remains stable for the remainder of the fiscal year.

In addition to the effects of price increases and volume changes, profitability in the fourth quarter will be impacted by the increasing cost of raw materials and the benefits from costs savings.

The rising cost of raw materials continues to be a major variable to our profitability. As I just discussed, scrap in U.S. Pipe’s cost of sales is expected to be up over 60% in the fourth quarter from the second quarter, and the price that we pay for scrap continues to escalate. In July, U.S. Pipe paid $533 per ton for scrap steel. This is an 8% increase from April and a 134% increase from what we paid in July 2007, and is greater than the cost of scrap that we expect to be reflected in U.S. Pipe’s cost of sales in the fourth quarter.

Mueller Co. scrap purchase prices have also increased. On a blended basis they increased 24% to $699 per ton from April to July. July scrap purchase prices for Mueller Co. were 59% higher than what we paid in July 2007. Brass ingot increased from $2.64 per pound in January to $3.10 per pound in July, and is essentially flat since April.

During the third quarter we achieved $11.5 million of operating cost savings year-over-year, which included savings associated with the closure of the Burlington manufacturing operations, as well as ongoing lean manufacturing efficiencies and the headcount reductions we mentioned last quarter.

As you recall, we had always projected to begin production at our automated ductile iron pipe manufacturing facility late in the first quarter of fiscal 2009. However, we are doing our best to accelerate the start up of the operations. We now expect to produce our first order of ductile iron pipe at this facility by the end of the fourth quarter of fiscal 2008, approximately three months ahead of schedule. We expect to begin to realize the full benefits of this lower-cost process in the second half of fiscal 2009 after a period of production start up and the refinement of manufacturing processes.

The current market environment is tough, but our operating teams continue to meet the challenge. We are focused on developing processes that will yield cost reductions and improve efficiencies, which will make us that much stronger for the future.

One of our primary objectives is maintaining strong free cash flow. As Evan discussed earlier, free cash flow in the first nine months of fiscal 2008 was $45.1 million, which is 128% of adjusted net income. We will continue to manage inventory levels and match production with market demand. We will also continue to focus on managing working capital, with a significant component of our management incentive programs based on improving working capital.

Other key variables for 2008 are: corporate spending estimated to be approximately $39 million. Our tax rate is expected to be approximately 42% to 43%. We estimate 2008 net interest expense to be within the range of $73 to $74 million. And we expect capital expenditures to be within the range of $80 to $85 million.

We will continue to evaluate the repayment of debt and repurchase of stock on an ongoing basis but for now we believe we should preserve the flexibility our current liquidity affords. Given the volatility in today’s economy, we believe this is the most prudent course.

To recap, we saw several positives in the third quarter that were a direct result of steps we have taken. We began to realize the results of our recently announced price increases. We continued to benefit from our aggressive cost reduction actions. And we enhanced free cash flow through our various working capital initiatives. We remain cautious about the near-term economic environment given the increasing cost of raw materials and weak residential construction market but are confident of our ability to manage through these challenging conditions. We will take necessary actions to recover higher raw material costs and focus on cost-reduction initiatives. We also believe the long-term prospects for the water infrastructure market are good and that we are well-positioned to capitalize on growth opportunities.

With that, I’ll open it up for questions.